EXHIBIT 10.38
CONFIDENTIAL TREATMENT REQUESTED
LongRun And LongRun2 Technology License Agreement
          This LongRun and LongRun2 Technology License Agreement (“Agreement”) is made and entered into as of December 31, 2007 (“Effective Date”), by and between Transmeta Corporation, a Delaware corporation having an office at 2540 Mission College Blvd., Santa Clara, CA 95054 (“Transmeta”), and Intel Corporation (“Intel”), a Delaware corporation having an office at 2200 Mission College Blvd., Santa Clara, CA 95052 (each of Transmeta and Intel being a “Party” and together the “Parties”).
RECITALS
          A. Transmeta and Intel entered into a Settlement, Release and License Agreement (“Settlement Agreement”) on December 31, 2007 to settle certain litigation matters.
          B. Transmeta has developed certain microprocessor power management and related technologies, including Transmeta Technology (as defined below) that Transmeta licenses to others.
          C. Transmeta wishes to grant to Intel, and Intel wishes to obtain from Transmeta, licenses for Intel to use and exploit the Transmeta Technology in connection with certain products in accordance with the terms and conditions set forth in this Agreement.
          D. Transmeta also wishes to provide to Intel, and Intel wishes to obtain from Transmeta, certain technology transfer and technical support services related to the Transmeta Technology in accordance with the terms of this Agreement.
          NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
1. DEFINITIONS
     1.1 “Exploit” means to make, import, use, sell, or offer for sale, reproduce, distribute, create works derivative of, including to research, develop, modify, enhance, improve, have used, export, transport, promote, market or have sold or otherwise dispose of.
     1.2 “Foundry Service” means the service of manufacturing Integrated Circuits on behalf of third parties where the manufacturer provides the third parties with

***	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidential request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

process information (such as design rules) and/or cell libraries, library tools, standard cells, function block, macros (such as, by way of example, but not limitation, a digital or analog block or cell library) to be incorporated into the Integrated Circuits.
     1.3 “Have Made” means for Intel (or a sublicensed Intel Subsidiary (as defined below)) to contract with a third party or parties to perform designing or manufacturing functions for and on behalf of Intel (or the sublicensed Intel Subsidiary).
     1.4 “Integrated Circuit” means an integrated unit comprising one or more active and/or passive circuit elements associated on one or more substrates, such unit forming, or contributing to the formation of, a circuit for performing electrical functions (including, if provided therewith, housing and/or supporting means).
     1.5 “Intel Improvements” means any improvements, modifications, enhancements or extensions to, and derivative works of the Transmeta Technology, in whole or in part, developed by or for Intel or an Intel Subsidiary by any employee, contractor, consultant or agent of Intel or a Subsidiary who has had access to Transmeta Technology pursuant to this Agreement.
     1.6 “Intel Licensed Product” has the same meaning set forth in the Settlement Agreement.
     1.7 “Intellectual Property Rights” means Patent rights, mask work rights, copyrights, rights in trade secrets and know-how, and any other intellectual property rights recognized in any country or jurisdiction in the world, exclusive of rights in and to trademarks, trade names, logos, service marks, other designations of source and design patents and design patent applications.
     1.8 “Licensed Products” means any active or passive circuit element, apparatus, appliance, circuit assembly, computer, device, equipment, firmware, housing, Integrated Circuit, instrumentality, material, method, process, service, software, substrate or other means for calculating, classifying, combining, computing, detecting, displaying, handling, hosting, imaging, inputting, manifesting, measuring, modifying, networking, originating, photographing, playing, printing, processing, providing, receiving, recording, reproducing, retrieving, scanning, serving, storing, switching, transmitting or utilizing any data or any other information for any purpose, including without limitation any component or subsystem thereof and any supplies therefor.
     1.9 “Patent(s)” means all classes or types of patents (including without limitation originals, divisions, continuations, continuations-in-part, extensions or reissues), and applications for these classes or types of patents throughout the world that are owned or controlled by Transmeta or any of its Subsidiaries at any time during the term of this Agreement or to which such entities have the right to grant licenses.

     1.10 “Subsidiary” means any corporation, partnership, limited liability company or other entity recognized in any jurisdiction in the world, now or hereafter, in which a Party owns or controls (either directly or indirectly) any of the following:
          (a) if such entity has voting shares or stock or other voting securities, at least forty percent (40%) of the outstanding shares or stock or securities entitled to vote for the election of directors or similar managing authority; or
          (b) if such entity does not have voting shares or stock or other voting securities, at least forty percent (40%) of the ownership interest that represents the right to make decisions for such entity; or
          (c) any other ability to elect at least forth percent (40%) of the board of directors or similar managing authority of the subject entity, whether by contract or otherwise.
          An entity shall be deemed to be a Subsidiary under this Agreement only so long as the Party owning or controlling the shares, stock, securities or other ownership interest required under Sections 1.10(a), 1.10(b) or 1.10 (c) above has not contractually or otherwise surrendered, limited or in any other way constrained its authority to elect the managing authority or make decisions for the entity, and only so long as all the requisite conditions of being a Subsidiary are met. Subsidiary(ies) of Intel will be referred to as “Intel Subsidiary(ies)” and those of Transmeta will be referred to as “Transmeta Subsidiary(ies).”
     1.11 “Transmeta Technology” means Transmeta’s LongRun and LongRun2 power management and related technologies described in Exhibit A attached hereto, and including any improvements, modifications, enhancements or extensions thereto, or derivative works thereof, in whole or in part, developed by or for Transmeta or Transmeta Subsidiaries.
     1.12 “Transmeta Technology Deliverables” means those items of Transmeta Technology specified in Exhibit A attached hereto, that Transmeta will deliver to Intel in accordance with the terms of this Agreement.
     1.13 “Transmeta Documents” means the documents included in the Transmeta Technology Deliverables specified in Exhibit A attached hereto, that Transmeta will deliver to Intel pursuant to the terms of this Agreement.
2. LICENSES, LICENSE ROYALTIES AND NON-ASSERTION RIGHTS
     2.1 License Grant.
          (a) Transmeta hereby grants to Intel a worldwide, nonexclusive, nontransferable (except as specified in Section 10.1), non-sublicensable (except as specified in Section 2.2) and fully-paid-up license under all of Transmeta’s Intellectual Property Rights in and to Transmeta Technology to:
               (i) Exploit (and Have Made) Intel Improvements as incorporated into Intel Licensed Products;
               (ii) Exploit (and Have Made) Licensed Products; and
               (iii) use, reproduce, distribute and create works derivative of the Transmeta Documents, provided that Intel will comply with the confidentiality obligations hereunder to the extent Transmeta Confidential Information (as defined below) is included.
          (b) Transmeta hereby grants to Intel a worldwide, nonexclusive, nontransferable (except as specified in Section 10.1), non-sublicensable (except as specified in Section 2.2) and fully-paid-up license to disclose software interfaces in the Transmeta’s Technology for the purpose of facilitating Intel’s exercise of the rights and the licenses granted in Section 2.1(a) above.
          (c) It is acknowledged and agreed by the Parties that the rights and licenses granted under this Section expressly include the right and license for Intel to utilize any Transmeta Technology to provide Foundry Services to any third-party customers of Intel in order for such third-party customers to design and develop Licensed Products for manufacture by Intel or its Subsidiaries for such third-party customers, and to use, offer for sale, sell, or import such Licensed Products; provided however, that such Foundry Services shall be provided by Intel (or its Subsidiaries) and not by third-party manufacturers acting on behalf of Intel (or its Subsidiaries).
     2.2 Intel Subsidiaries. Intel has the right to sublicense any (or all) of the license rights granted in Section 2.1 to any Intel Subsidiary. Intel, however, will ensure the compliance by each and every such Intel Subsidiary with the terms and conditions of this Agreement. Notwithstanding the foregoing sentence, failure by Intel to ensure such compliance by its Subsidiary(ies) shall not, by itself, be grounds for Transmeta to terminate this Agreement.
     2.3 License Restrictions.
          (a) Restrictions on Have Made Rights. Intel acknowledges that any exercise of its “Have Made” rights under Section 2.1(a)(i) and 2.1(a)(ii) is expressly contingent upon Intel entering into a written agreement with its contract designer(s) or manufacturer(s) for the design or manufacture of Licensed Products (a “Contract Manufacturing Agreement"). Each Contract Manufacturing Agreement that Intel enters into shall contain provisions that protect Transmeta’s Intellectual Property Rights in and to the Transmeta Technology, Transmeta Technology Deliverables and Transmeta Confidential Information to at least the same extent Intel protects its own Intellectual Property Rights.

          (b) Limited Rights. Intel’s rights in the Transmeta Technology, Transmeta Technology Deliverables and Transmeta Confidential Information will be limited to those expressly granted in this Agreement. Transmeta reserves all rights in and to the Transmeta Technology, Transmeta Technology Deliverables and Transmeta Confidential Information not expressly granted to Intel hereunder.
          (c) Specific Restrictions. Without limiting any restrictions or other limitations specified in Section 2.3(a) above, Intel further acknowledges that in no event shall Intel or a sublicensed Intel Subsidiary authorize or permit an Intel contract designer or manufacturer to Exploit or Have Made a Licensed Product for or on behalf of any party other than Intel or a sublicensed Intel Subsidiary, as applicable.
3. TECHNOLOGY TRANSFER SERVICES
     3.1 Transmeta Obligations: Transmeta will deliver to Intel the Transmeta Technology Deliverables as set forth in Exhibit A within two (2) months of the Effective Date.
     3.2 Technology Transfer Training Services. During and within the one-year period following the Effective Date (the “Technology Transfer Services Period”), Transmeta will provide to Intel the technology training as set forth in Exhibit A in accordance with the terms specified therein (Technology Transfer Training” ).
     3.3 Technical Support Services. If requested by Intel, and subject to the Parties’ mutual agreement regarding resource requirements and applicable service fees, Transmeta will make available to Intel during the Technology Transfer Services Period the technical support services specified in Exhibit B or as otherwise agreed between the Parties (“Technical Support Services”). Intel will have no obligation to request or engage Transmeta to provide any Technical Support Services pursuant to this Section 3.3 or otherwise. Unless otherwise agreed in writing between the Parties, Transmeta will have no obligation to provide additional Technical Support Services or training of any kind after the expiration of the Technology Transfer Services Period.
     3.4 Provision of Transmeta Technology “AS IS”. The Transmeta Technology, Transmeta Technology Deliverables, Technology Transfer Training and Technical Support Services are provided “AS IS.”
4. TERM AND TERMINATION
     4.1 Term. This Agreement will begin on the Effective Date and will remain in force perpetually unless and until terminated in accordance with Section 4.2.
     4.2 Termination. Either Party may terminate this Agreement if the other Party commits a material breach of this Agreement and fails to cure such breach within ninety (90) days following receipt of written notice from the non-breaching Party specifying the breach.

     4.3 Effect of Termination. Upon the termination of this Agreement by either Party pursuant to Section 4.2: (i) all licenses and rights granted to Intel hereunder will (x) survive as to Licensed Products in existence or in development as of the effective date of termination (“Continuing Products”); (y) terminate as to any Licensed Products not in existence or in development as of the effective date of termination; (ii) Intel shall return to Transmeta or destroy all Transmeta Confidential Information and all Transmeta Technology Deliverables in its possession or control, provided that Intel (and sublicensed Intel Subsidiaries) may retain a reasonable number of copies thereof necessary for the provision of maintenance services to its then existing customers to which Intel and/or Intel Subsidiaries had already sold the Licensed Products and the exercise of the licenses granted in Section 2.1 as to the Continuing Products; and (iii) Transmeta shall return to Intel or destroy all of Intel Confidential Information that Transmeta may have obtained through the course of this Agreement.
     4.4 Survival. The rights and obligations of the Parties under Sections 1, 2 (only as to Continuing Products), 3.4, 4.3, 4.4, 5, 6, 7, 8, 9 and 10 of this Agreement also will survive the termination of this Agreement for any reason.
     4.5 Confirmation of Intel’s License Rights. The Parties acknowledge that the Transmeta Technology is “intellectual property” as defined in Section 101(35A) of the U.S. Bankruptcy Code (the “Code”), that this Agreement is governed by Section 365(n) of the Code, and that Intel will have the right to exercise all rights provided by Section 365(n) of the Code with respect to the Transmeta Technology. Without limiting the foregoing, the Parties agree that in the event that any bankruptcy proceeding is filed by or against Transmeta, and the bankruptcy trustee or debtor-in-possession rejects this Agreement, Intel will have the right to exercise all rights provided by Section 365(n) of the Code, including the right to retain its license rights to the Transmeta Technology under this Agreement and any agreement ancillary to this Agreement, subject to Intel’s ongoing compliance with this Agreement.
5. CONFIDENTIALITY
     5.1 Confidential Information. “Confidential Information” means any business or technical information of a Party that is identified and/or marked by the disclosing Party as Confidential Information at the time of disclosure. Examples of Confidential Information may include, but is not limited to, any information relating to business processes, operations, product plans, designs, costs, product prices and names, finances, marketing plans, business opportunities, personnel, research, development or know-how; and the terms and conditions of this Agreement. In addition, for the purpose of this Agreement: (i) the Transmeta Technology and Transmeta Technology Deliverables and information disclosed by Transmeta in connection with providing Technology Transfer Training pursuant to Section 3.2 and Technical Support Services pursuant to Section 3.3 shall be deemed Transmeta’s Confidential Information unless and until such information falls into any of the exceptions as provided in Section 5.3 below; and (ii) any Intel Improvements that Intel provides to Transmeta pursuant to this Agreement shall be deemed Intel Confidential Information unless and until such information falls into any of the exceptions as provided in Section 5.3 below. For the avoidance of doubt, it is acknowledged and agreed by the Parties that Intel has no obligation to disclose Intel Improvements to Transmeta under this Agreement.
     5.2 Use and Disclosure Restrictions. For a period of five (5) years from the Effective Date, neither Party (“Receiving Party”) will use the other Party’s (“Disclosing Party”) Confidential Information except for the purposes of exercising its rights and fulfilling its obligations hereunder, and will not disclose such Confidential Information to any third party except to its employees and consultants as is reasonably required in connection with the exercise of its rights and the fulfillment of its obligations under this Agreement (and, in case of any consultants, only subject to binding use and disclosure restrictions at least as protective as those protecting the Receiving Party’s own Confidential Information). In addition, Intel may disclose Transmeta’s Confidential Information to any (i) Intel Subsidiary to which Intel grants a sublicense pursuant to Section 2.2 hereof, (ii) to any third-party designer or manufacturer of Intel or such a sublicensed Intel Subsidiary for the purpose of exercising its rights under Sections 2.1(a)(i) and 2.1(a)(ii); and (iii) to any third-party customer of Intel or such a sublicensed Intel Subsidiary for the purpose of exercising its rights under Section 2.1; provided, that prior to any such disclosure, each such third party customer must execute a written non-disclosure agreement with Intel that contains use and disclosure restrictions at least as protective as those protecting Intel’s own Confidential Information. Each Party will use all reasonable efforts to protect and to maintain the confidentiality of all of the other Party’s Confidential Information in its possession or control by using the efforts that such Party ordinarily uses with respect to its own Confidential Information of similar nature and importance, but in no event less than reasonable efforts. The foregoing obligations will not restrict either Party from disclosing the terms of this Agreement: (i) pursuant to the order or requirement of a court administrative agency, or other governmental body, provided that the Party required to make such a disclosure gives reasonable notice to the other Party, to the extent reasonably practicable, so that the other Party may contest such an order or requirement or seek confidential treatment; (ii) on a confidential basis to its legal or professional advisors; (iii) as required under applicable securities regulations; and (iv) subject to execution of reasonable and customary written confidentiality agreements consistent with the restrictions set forth herein, to present or future providers of capital and/or potential acquirers of such Party or its assets associated with the subject matter of this Agreement.
     5.3 Exclusions. The obligations set forth in Section 5.2 will not apply to any information that: (i) is or becomes generally known to the public through no fault or breach of this Agreement by the receiving Party; (ii) the receiving Party can document was rightfully known to the receiving Party at the time of disclosure without an obligation of confidentiality owned to the disclosing party; (iii) the receiving Party can document was independently developed by the receiving Party without use of the disclosing Party’s Confidential Information; or (iv) the receiving Party rightfully obtains from a third Party without restriction on use or disclosure.

6. OWNERSHIP
     6.1 Intellectual Property Ownership. It is acknowledged and agreed by the Parties that nothing in this Agreement shall affect either Party’s ownership of any Intellectual Property Rights which exist as of the Effective Date or will be generated independent of this Agreement thereafter.
     6.2 Proprietary Notices. Each Party will not delete or in any manner alter the patent, copyright, trademark, and other proprietary rights notices of the other Party (and its suppliers, if any) appearing on the documents (including but not limited to the Transmeta Technology and/or Transmeta Technology Deliverables, Intel Improvements), as provided or otherwise made available by the other Party hereunder. Each Party shall reproduce such notices on all copies it makes of the documents, as permitted hereunder.
7. REPRESENTATIONS AND WARRANTIES
     7.1 Warranty of Authority. Each Party represents and warrants to the other Party that it has the necessary corporate power, right and authority to enter into this Agreement, to carry out its obligations under this Agreement, and to grant the rights herein granted.
     7.2 Warranty Disclaimer of Transmeta. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 7.1, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TRANSMETA SPECIFICALLY AND EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES AND CONDITIONS WITH RESPECT TO THE TRANSMETA TECHNOLOGY, TRANSMETA TECHNOLOGY DELIVERABLES, TECHNOLOGY TRANSFER TRAINING AND TECHNICAL SUPPORT SERVICES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING ANY IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, QUALITY, OR NON-INFRINGEMENT, EVEN IF TRANSMETA HAS BEEN MADE AWARE OF ANY PARTICULAR INTEL REQUIREMENTS.
     7.3 Warranty Disclaimer of Intel. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 7.1, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, INTEL SPECIFICALLY AND EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES AND CONDITIONS REGARDING INTEL IMPROVEMENTS, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING ANY IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, QUALITY, OR NON-INFRINGEMENT, EVEN IF INTEL HAS BEEN MADE AWARE OF ANY PARTICULAR TRANSMETA REQUIREMENTS.

8. INFRINGEMENT INDEMNITY
     8.1 Transmeta Obligations. Subject to Sections 8.2 and 8.4, Transmeta will, at its expense: (i) defend any third-party action or proceeding brought against Intel (or an Intel Subsidiary) to the extent it is based upon a claim that the Transmeta Technology and/or Transmeta Technology Deliverables, as provided by Transmeta to Intel under this Agreement, infringes or misappropriates any Intellectual Property Right of any third party; and (ii) settle such claim and pay any costs, damages and reasonable attorneys’ fees attributable to such claim incurred by Intel and/or Intel Subsidiaries in relation to this claim or that are payable in a settlement approved in advance and in writing by Transmeta, provided, however, that Transmeta shall not enter into any settlement that would impose any obligations or liability upon Intel without Intel’s prior written consent.
     8.2 Conditions to Defense Obligations. Transmeta will have no obligations to Intel under this Section 8 unless Intel: (i) provides Transmeta with written notice of the claim within thirty (30) days of receiving notice of the claim and (ii) provides Transmeta with all reasonably required information and assistance, at Transmeta’s expense, to defend or settle the claim. Intel reserves the right to retain counsel, at Intel’s expense, to participate in the defense and settlement of any such claim.
     8.3 Injunctions. If Intel’s use of the Transmeta Technology and/or Transmeta Technology Deliverables is, or in Transmeta’s opinion is likely to be, enjoined due to a claim of the type specified in Section 8.1 above, then Transmeta will, at its sole option and expense: (i) procure for Intel the right to continue using the Transmeta Technology and/or Transmeta Technology Deliverables under the terms of this Agreement; and/or (ii) replace or modify the Transmeta Technology and/or Transmeta Technology Deliverables to make it non-infringing but substantially equivalent in function; or (iii) if options (i) and (ii) above cannot be accomplished despite Transmeta’s commercially reasonable efforts, then Transmeta and Intel will work together to determine a mutually agreed-upon alternative solution.
     8.4 Exclusions. Notwithstanding the terms of Section 8.1, Transmeta will have no liability for any infringement or misappropriation claim of any kind to the extent it results from: (i) modifications to the Transmeta Technology or Transmeta Technology Deliverables not made by Transmeta or a party authorized in writing by Transmeta, if a claim would not have occurred but for such modifications; (ii) the combination, operation or use of the Transmeta Technology or Transmeta Technology Deliverables with any data, software, products or devices not provided by Transmeta or in connection with processes not provided by Transmeta, if a claim would not have occurred but for such combination, operation or use; (iii) Intel’s failure to use updated or modified versions of the Transmeta Technology or Transmeta Technology Deliverables provided by Transmeta if a claim would not have occurred but for such failure to use an updated or modified version; (iv) use of the Transmeta Technology or Transmeta Technology Deliverables by or on behalf of Intel or any Intel Subsidiary other than in accordance with this Agreement; or (v) use of the Transmeta Technology or Transmeta Technology Deliverables in any manner that would cause Transmeta to continue to incur liability to a third party with respect to an infringement or misappropriation claim after notice from Transmeta to cease use thereof.
     8.5 Sole Remedy of Intel. AS BETWEEN TRANSMETA AND INTEL, THE PROVISIONS OF THIS SECTION 8 SET FORTH TRANSMETA’S SOLE AND EXCLUSIVE OBLIGATIONS, AND INTEL’S SOLE AND EXCLUSIVE REMEDIES, WITH RESPECT TO ANY THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS INFRINGEMENT OR MISAPPROPRIATION CLAIMS OF ANY KIND RELATED TO THE TRANSMETA TECHNOLOGY, TRANSMETA TECHNOLOGY DELIVERABLES, LICENSED PRODUCTS, AND ANY TECHNOLOGY TRANSFER TRAINING AND TECHNICAL SUPPORT SERVICES PROVIDED BY OR FOR TRANSMETA UNDER THIS AGREEMENT.
9. LIMITATION OF LIABILITY
     9.1 Exclusion of Damages. NEITHER PARTY WILL BE LIABLE FOR ANY INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF USE, DATA, BUSINESS, PROFITS, OR GOODWILL) IN CONNECTION WITH, ARISING OUT OF, OR RELATING TO THIS AGREEMENT OR THE USE OF THE TRANSMETA TECHNOLOGY, TRANSMETA TECHNOLOGY DELIVERABLES OR FROM TECHNOLOGY TRANSFER TRAINING OR TECHNICAL SUPPORT SERVICES PERFORMED BY TRANSMETA UNDER THIS AGREEMENT, OR INTEL IMPROVEMENTS, WHETHER SUCH LIABILITY ARISES FROM ANY CLAIM BASED UPON CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY OR OTHERWISE, AND WHETHER OR NOT A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. The limitation set forth in the previous sentence will not apply to or restrict in any manner: (a) either Party’s liability arising from a breach of Section 5; (b) either Party’s liability arising out of any infringement, misappropriation or violation of the other Party’s Intellectual Property Rights; or (c) Intel’s liability arising from a breach of Section 2.3.
     9.2 Total Liability. IN NO EVENT WILL EACH OF TRANSMETA’S TOTAL LIABILITY TO INTEL AND INTEL’S TOTAL LIABILITY TO TRANSMETA IN CONNECTION WITH, ARISING OUT OF, OR RELATING TO THIS AGREEMENT, FROM ALL CAUSES OF ACTION AND THEORIES OF LIABILITY, EXCEED [* * *]. The limitation set forth in the previous sentence will not apply to or restrict in any manner: (a) either Party’s liability arising from a breach of Section 5; (b) either Party’s liability arising out of any infringement, misappropriation or violation of the other Party’s Intellectual Property Rights; or (c) Intel’s liability arising from any breach of Section 2.3.
     9.3 Acknowledgment. Intel acknowledges that Transmeta has entered into this Agreement in reliance on the above limitations of liability, and that the same constitute a material basis of the bargain between the Parties. The Parties have agreed that the limitations specified above will survive any expiration or termination of this

Agreement and will apply even if any limited remedy specified in this Agreement is found to have failed of its essential purpose.
10. GENERAL PROVISIONS
     10.1 Assignment. Neither Party may assign or transfer this Agreement and/or any rights and/or obligations hereunder, in whole or in part, whether by operation of law or otherwise, without the other Party’s express prior written consent, which consent will not be unreasonably delayed or withheld; provided that any such assignee or transferee shall agree in writing to be bound by the terms and conditions of this Agreement. Any attempt to assign or transfer this Agreement without such consent, will be null and void and without effect. Notwithstanding the foregoing, either Party may assign or transfer this Agreement, without the other Party’s consent, to a third party that succeeds to all or substantially all of its assets or related business (whether by sale, merger, operation of law or otherwise), and Transmeta may so assign this Agreement to an assignee or transferee of, or successor in interest to, Transmeta’s rights to license the Intellectual Property Rights in and to the Transmeta Technology; provided that any such assignee, transferee or successor agrees in writing to be bound by the terms and conditions of this Agreement. Subject to the foregoing, the rights and obligations of the Parties will be binding upon and inure to the benefit of the Parties’ permitted successors and lawful transferees and assigns.
     10.2 Independent Contractors. In performing their respective duties under this Agreement, each of the Parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, or joint venture between the Parties hereto. Neither Party will have the power to bind the other Party or incur obligations on the other Party’s behalf without the other Party’s prior written consent.
     10.3 Equitable Relief. Each Party acknowledges and agrees that any breach of this Agreement with respect to the other Party’s Confidential Information may cause such other Party to incur irreparable harm and significant injury that would be difficult to ascertain and would not be compensable by damages alone. Accordingly, each Party acknowledges and agrees that, in addition to any and all remedies that the non-breaching Party may have at law or otherwise with respect to such a breach, the non-breaching Party will have the right to obtain specific performance, injunction or other appropriate equitable relief.
     10.4 Notice. All notices required or permitted under this Agreement will be in writing and delivered by confirmed facsimile transmission, by courier or overnight delivery services, or by certified mail, and in each instance will be deemed given upon receipt. All communications will be sent to the addresses set forth below or to such other address as may be specified by either Party to the other in accordance with this Section. Either Party may change its address for notices under this Agreement by giving written notice to the other Party by the means specified in this Section.

If to Transmeta:	If to Intel:

President	General Counsel
Transmeta Corporation	Intel Corporation
2540 Mission College Blvd.	2200 Mission College Blvd.
Santa Clara, CA 95054	Santa Clara, CA 95052

With copies to:	With a copy to:
General Counsel	Director of Licensing
Transmeta Corporation	Intel Corporation
2540 Mission College Blvd.	2200 Mission College Blvd.
Santa Clara, CA 95054	Santa Clara, CA 95052

Mark A. Leahy, Esq.
Fenwick & West LLP
801 California Street
Mountain View, CA 94041
     10.5 Compliance with Law; Export Controls. Each Party will comply with all laws and regulations applicable to such Party’s performance of this Agreement. Without limiting the generality of the foregoing, each Party will comply fully with all relevant export laws and regulations of the United States and all other countries having competent jurisdiction (“Export Laws”) to ensure that neither the Transmeta Technology, Transmeta Technology Deliverables nor any direct product thereof or technical data related thereto is: (i) exported or re-exported directly or indirectly in violation of Export Laws; or (ii) used for any purposes prohibited by the Export Laws, including, but not limited to nuclear, chemical, or biological weapons proliferation.
     10.6 Waiver. No failure by either Party to exercise or enforce any of its rights under this Agreement will act as a waiver of such rights, and no waiver of a breach in a particular situation will be held to be a waiver of any other or subsequent breach.
     10.7 Severability. If any provision of this Agreement is found invalid or unenforceable, that provision will be enforced to the maximum extent possible, and the other provisions of this Agreement will remain in force.
     10.8 Non-Exclusive Remedy. Except as otherwise set forth in this Agreement, the exercise by either Party of any of its remedies under this Agreement will be without prejudice to its other remedies under this Agreement or otherwise.
     10.9 Force Majeure. Neither Party will be liable to the other Party for any delay or failure in its performance of this Agreement to the extent that such delay or failure is due to causes beyond its reasonable control, including, but not limited to, acts of God, fires, earthquake, explosions, labor disputes, war, terrorism, riots, inability to obtain energy or supplies, provided, that the non-performing Party promptly furnishes notice to the other Party and resumes performance as soon as practicable.
     10.10 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware. The parties expressly disclaim the application of the U.N. Convention on Contracts for the International Sale of Goods.
     10.11 Entire Agreement. This Agreement, including its exhibits, constitutes the complete and exclusive understanding and agreement between the Parties relating to the subject matter hereof and supersedes all contemporaneous and prior understandings, agreements and communications (both written and oral) relating to its subject matter; provided, however, that the Settlement Agreement shall continue in full force and effect without regard to the existence or validity of this Agreement. No modifications, alterations or amendments will be effective unless in writing signed by duly authorized representatives of both Parties.
     10.12 Publicity. Except as required by applicable law, neither Party will individually make or issue any press release or public statement related to this Agreement or any of the rights or obligations undertaken by either Party hereunder unless agreed otherwise in writing by both Parties prior to the issuance of any such press release or public statement.
     10.13 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.
          IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly-authorized representatives as of the Effective Date.

TRANSMETA CORPORATION:		INTEL CORPORATION:

By:	/s/ LESTER M. CRUDELE	By:	/s/ SUZAN A. MILLER

Name:	Lester M. Crudele	Name:	Suzan A. Miller
Title:	President & Chief Executive Officer	Title:	Vice President & Deputy General Counsel
Date:	December 31, 2007	Date:	December 31, 2007

EXHIBIT A
Transmeta Technology, Transmeta Technology Deliverables and
Training Services
The following documents and intellectual property will be delivered substantially in the form described below, although the exact titles and contents may change. The specific titles and bulleted descriptions are meant to be indicative of the content of each document.
1. Transmeta LongRun Power Management Overview
           [* * *]
2. Transmeta LongRun Code Morphing Software Examples
     •     Examples and documentation of [* * *].
3. Transmeta LongRun Product Engineering Documentation
          [* * *]
4. Transmeta LongRun Circuit Design Guide
          [* * *]
5. Transmeta LongRun2 Power Management Overview
          [* * *]
6. Transmeta LongRun2 DNW Design Guide
          [* * *]
7. Transmeta LongRun2 Circuit Design Guide
          [* * *]
8. Transmeta LongRun2 [* * *] methodology
          [* * *]

9. Transmeta LongRun2 Transistor Optimization Guidelines
          [* * *]
10. Transmeta [* * *] Design Guide
          [* * *]
11. Transmeta’s Presentation Materials
     Instructional text, PowerPoint slides and other presentation materials used in connection with the training classes.
12. Transmeta Technology Training
Transmeta will hold training classes for Intel as soon as can be mutually agreed between the parties, but in no case later than June 30, 2008. Training classes will cover topics 3 and 5-9 listed above. Training classes will take no more than 10 full time equivalent business days.

EXHIBIT B
Transmeta Technical Support Services
1.	Consulting on [* * *]

2.	Consulting on [* * *]

3.	Consulting on [* * *]